Exhibit 10.2
THIS FOURTH AMENDMENT TO THE FULTON FINANCIAL CORPORATION DEFERRED COMPENSATION PLAN, as restated December 1, 2015, is hereby adopted and effective, as set forth below.

WITNESSETH:

WHEREAS, Fulton Financial Corporation (herein called the “Principal Employer”), along with various of its subsidiaries, heretofore adopted a nonqualified deferred compensation plan for the benefit of eligible employees known as the Fulton Financial Corporation Deferred Compensation Plan (the “Plan”);

WHEREAS, Section 6.02 of the Plan provides that the Principal Employer has the right to amend the Plan through its Board of Directors (the “Board”);

WHEREAS, the Principal Employer desires to amend the Plan to clarify its delegation to the Retirement Plans Administrative Committee of the Principal Employer the authority and responsibilities of administering the Plan; and

WHEREAS, the Principal Employer desires to amend the Plan to delegate to the Human Resources Committee of the Board the authority to amend the Plan in accordance with Sections 6.02(a) and 6.02(b) of the Plan;

NOW, THEREFORE, by virtue and in exercise of the amending power reserved to the Principal Employer by Section 6.02 of the Plan, the Plan is hereby amended, effective July 20, 2021, as follows:

1. Section 1.02 of the Plan is amended to read, in its entirety, as follows:

Fulton Financial Corporation. Fulton Financial Corporation has delegated responsibility for the administration of the Plan to the Retirement Plans Administrative Committee of the Principal Employer (the “Committee”).

2. Section 6.02 of the Plan is amended to read, in its entirety, as follows:

Fulton Financial Corporation shall have the right to amend the Plan at such time or times and in such manner as it deems advisable and, by adopting this Plan, each Employer is deemed to consent to, and be bound by, any such amendment without further act or deed. Notwithstanding the foregoing, no amendment shall affect the amount of the Participant’s accrued but unpaid benefit (including the amount of the deemed earnings that have accrued thereon), or the right of the Participant to receive his accrued but unpaid benefit, at the time the amendment becomes effective.

(a) Any such amendment shall be adopted by resolution of either the board of directors of Fulton Financial Corporation, or the Human Resources Committee of the board of directors of Fulton Financial Corporation (the “Human Resources Committee”), and shall be executed by an officer authorized to act on behalf of Fulton Financial Corporation. A copy of the amendment shall be delivered to the Administrator and each Employer.

(b) In addition, the Committee also shall have the right to amend the Plan at any time and from time to time with respect to any one or more of the following:
(1) Amendments required by relevant law, regulation or ruling;

(2) Amendments that can reasonably be characterized as technical or ministerial in nature; and

(3) Other amendments helpful to the administration and operation of the Plan as determined by the Committee in its sole discretion provided that such amendments are not expected to have a material financial impact on the liability of the Employers under the Plan.

Notwithstanding the foregoing, the Committee shall not have the power to make an amendment to the Plan that could reasonably be expected to result in the termination of the Plan, a change in the powers, duties or responsibilities of the Administrator, or any increase in the duties or responsibilities of any Employer, unless such amendment is approved or ratified by either the board of directors of Fulton Financial Corporation, or the Human Resources Committee.

IN WITNESS WHEREOF, this Fourth Amendment was duly executed on this 20th day of July, 2021.

FULTON FINANCIAL CORPORATION

By: /s/ Bernadette M. Taylor
Bernadette M. Taylor
Senior Executive Vice President and
Chief Human Resources Officer